                                                                                                     Exhibit 5.1

                                                   DAVID GOLDBERG
                                     Senior Vice President and General Counsel
                                                 701 Western Avenue
                                          Glendale, California 91201-2349

                                                 December 21, 2000

Public Storage, Inc.
701 Western Avenue
Glendale, California 91201-2349

Gentlemen:

         As Senior Vice President and General Counsel of Public Storage, Inc. (the "Company"), I have examined the
Registration Statement on Form S-8, which is being filed by the Company on or about the date hereof with the
Securities and Exchange Commission (the "Registration Statement"), relating to the offer and sale of up to
2,000,000 shares of the Company's Common Stock, par value $.10 per share (the "Securities"), pursuant to the Public
Storage, Inc. 2000 Non-Executive/Non-Director Stock Option and Incentive Plan (the "Plan").

         I am familiar with the proceedings taken and proposed to be taken by the Company relating to the authorization and issuance of the Securities in the manner set forth in the Registration Statement and the Plan.

         Subject to the taking of the contemplated proceedings in connection with the foregoing matters, I am of the opinion that the Securities, when issued and sold in the manner set forth in the Registration Statement and the
Plan, will be legally issued and outstanding, fully paid and non-assessable.

         I hereby consent to the reference to me under the caption "Interests of Named Experts and Counsel" in the
Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ DAVID GOLDBERG